January 21, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Dreyfus BNY Mellon Funds, Inc.

Ladies and Gentlemen:

We have acted as counsel to Dreyfus BNY Mellon Funds, Inc., a Maryland corporation (the “Fund”), in connection with certain matters arising out of the registration of an indefinite number of Class A, Class C, Class I and Class Y shares of the series of common stock, par value $.001 per share (the “Shares”), of the Fund designated as the Dreyfus Global Emerging Markets Fund.

As counsel for the Fund, we are familiar with its Charter and Bylaws.  We have examined the prospectus (the “Prospectus”) included in the Fund’s Registration Statement on Form N-1A (File Nos. 333-192305; 811-22912), and all amendments thereto (the “Registration Statement”), as transmitted to the Securities and Exchange Commission (the “SEC”).  We also have examined copies of such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed, including resolutions adopted by the Board of Directors of the Fund relating to the authorization of the offer, sale and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Fund.  In our examination of such material, we have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.  As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York.  As to various questions arising under the laws of the State of Maryland, we have relied on the opinion of Venable LLP.  The assumptions, limitations and qualifications set forth in their opinion are deemed incorporated herein.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.           The Fund is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

2.           The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its Shares under the securities laws of any state or jurisdiction.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP